EXHIBIT 10.2

CONFIRMATION OF END OF EMPLOYMENT AND WAIVER AND RELEASE OF CLAIMS
This Agreement is between:
American Life Insurance Company (“MetLife UAE”) and
Michel Khalaf, an employee of the MetLife UAE ("You").
(each referred to as a "Party" and together the "Parties").
As part of the formalities of ending your employment with MetLife UAE and beginning your employment with MetLife Group, Inc., the Parties agree as follows:

1.	Full and final settlement

You understand and agree that the payments referred to in this Agreement are offered with no admission of liability on the part of MetLife UAE and its affiliates (the “Company”) and in full and final settlement of all and any claims, costs, expenses or rights of action of any kind (whether contractual, statutory or otherwise) that you have or may have against the Company. By signing this Agreement, you hereby confirm that all matters between you and the Company have been fully and finally resolved. MetLife UAE advises you to consult with an attorney before executing this Agreement.

2.	Employment termination and settlement conditions

You confirm and agree that:

(a)	Your employment with MetLife UAE shall end on April 30, 2019 ("End Date"). You shall commence employment with MetLife Group, Inc. on May 1, 2019.

(b)
You will receive your normal salary and MetLife UAE benefits, subject to their terms, through the End Date. To the extent applicable, you agree that your statutory notice period of three months shall be reduced pursuant to Article 59(3) of the Dubai International Financial Centre ("DIFC") Employment Law no 4 of 2005 as amended ("DIFC Employment Law") with the effect that your employment with MetLife UAE shall end on the End Date.

(c)
Your participation in all MetLife UAE benefits plans will cease as of the End Date, subject to the terms of such plans, and you will be eligible to participate in the standard medical, dental and other welfare plans sponsored by MetLife Group, Inc. subject to the terms of such plans. Your UAE paid time off (“PTO”) will be applied to MetLife Group, Inc. PTO.

(d)
Regardless of any other terms of this Agreement, any of your rights under each of the following shall continue in force: (i) your Letter of Understanding of June 13, 2017 as amended by Amendment 1; (ii) your MetLife stock-based long-term incentive awards; (iii) the Alico Overseas Pension Plan; (iv) the MetLife Deferred Compensation Plan for Globally Mobile Employees; any (v) any option you have to convert your group life insurance policy to an individual life insurance policy. Your rights under any Company product you have purchased independent from your employment will not be affected by any terms of this Agreement.

(e)
The payments set out in this Agreement represent all and any payments which may be due to you up to and including the End Date, and in accordance with all applicable legislation including the DIFC Employment Law.

(f)
There are no outstanding monies by way of compensation or salary, expenses or other sums whatsoever due to you from the Company either in respect of your employment by the Company, its termination, or in respect of any matters associated therewith.

(g)
You have no claims or rights of action whatsoever against the Company or its or their directors, officers, employees, or agents arising out of your employment, its termination or otherwise and you have not presented or brought and will not present or bring any complaint, proceedings, actions or claim in the DIFC, or United Arab Emirates ("UAE") or worldwide.

(h)
You hereby irrevocably waive any rights you may have in respect of any claims or rights of action whatsoever and the Company shall be immediately deemed fully and irrevocably released in connection thereto. You confirm that the amounts provided for in this Agreement constitute valid consideration in respect of the claims waived.

(i)
You confirm that you have chosen to receive benefits pursuant to (a) the Alico Overseas Pension Plan; and (b) the MetLife Deferred Compensation Plan for Globally Mobile Employees instead of an end of service gratuity payment as permitted pursuant to Article 62(5) of the DIFC Employment Law.

(j)	You will fully co-operate with the Company as directed in order to cancel your UAE residence visa and work permit.

(k)	You fully understand the terms of this Agreement and that the Company has given you reasonable opportunity to raise any questions or concerns that you may have.

2.2
In the event of any delay in cancelling your residence visa and work permit, you acknowledge and agree that you will not be entitled to any additional payments over and above the payments detailed in this Agreement (which are calculated up to the End Date).

3.	Counterparts

3.1	This Agreement may be executed in any number of counterparts, each of which, when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

3.2    The parties have entered into this Agreement on the date the last Party signed it below.

4.	Governing law and jurisdiction

4.1	This Agreement shall be construed and governed by the laws of the DIFC and any laws of the UAE having effect in DIFC.

4.2	Any dispute arising out of or in connection with this Agreement shall be settled by the exclusive jurisdiction of courts in the State of New York, U.S.A.

5.	Execution
Please review this Agreement and sign below to indicate your acceptance within 21 calendar days of receiving it. MetLife UAE may extend this period of time to you in writing.

Signed:	American Life Insurance Company	Signed:	/s/ Michel Khalaf
Michel Khalaf
By:	/s/ Edward Spehar
American Life Insurance Company Title:	Chairman, Chief Executive Officer and Treasurer	Date:	2/27/2019

Date:	March 4, 2019

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